Vera Bradley Announces Fourth Quarter and Fiscal Year 2014
Results

Net revenues totaled $157.5 million for the fourth quarter and $536.0 million for the fiscal year

Direct segment revenues increased 5.2% for the quarter and 11.5% for the fiscal year

Net income totaled $19.4 million, or $0.48 per diluted share, for the quarter and $58.8 million, or $1.45 per diluted share, for the fiscal year

FORT WAYNE, Ind., March 19, 2014 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fourth quarter and fiscal year ended February 1, 2014 (“fiscal 2014”).

Net revenues totaled $157.5 million for the current year fourth quarter, compared to $162.6 million in the prior year fourth quarter ended February 2, 2013. Net income totaled $19.4 million, or $0.48 per diluted share, for the current year fourth quarter. These results included a pre-tax inventory write-down of $4.8 million, equating to approximately $3.0 million after tax, or $0.07 per share. The inventory write-down primarily related to fabrics in certain retired patterns no longer considered salable and to certain merchandise in the baby gift category, which is being discontinued by the Company. Net income totaled $25.1 million, or $0.62 per diluted share, in the prior year fourth quarter.

Net revenues totaled $536.0 million for fiscal 2014, compared to $541.1 million for the fiscal year ended February 2, 2013 (“fiscal 2013”). Net income totaled $58.8 million, or $1.45 per diluted share, for fiscal 2014, which included the aforementioned inventory write-down. Net income totaled $68.9 million, or $1.70 per share, for fiscal 2013.

The fourth quarter and fiscal year ended February 1, 2014 represented 13-week and 52-week periods, respectively. The prior year fourth quarter and fiscal year ended February 2, 2013 represented 14-week and 53-week periods, respectively. The 53rd week of fiscal 2013 contributed $4.9 million of net revenues and approximately $0.02 of earnings per diluted share to both the fourth quarter and full year of fiscal 2013.

Robert Wallstrom, Chief Executive Officer, noted, “Even though our fourth quarter revenues and earnings were below last year’s levels, the performance exceeded our previous guidance.”

“We continue to face external headwinds and certain challenges within the business, and fiscal 2015 will be a year of transition for Vera Bradley,” Wallstrom continued. “We have spent the last few months developing our comprehensive five-year strategic plan designed to drive improved financial performance and shareholder value over the long-term. Our vision is to build on our rich heritage and establish Vera Bradley as a premium lifestyle brand that is relevant to the future, expanding our customer reach and growing our customer connections. The strategic plan is our roadmap to achieve that vision and encompasses three key elements - product, distribution channels, and marketing. We will modernize and elevate our product; evolve into a true multi-channel business as we grow our full-line store base, expand our factory outlet channel, further develop e-commerce, expand our department store presence, and stabilize our specialty/gift channel; and generate excitement for the aspirational Vera Bradley brand through our marketing efforts.”

Wallstrom concluded, “Even though fiscal 2015 will be challenging and a year of enormous change, our entire team is aligned and very excited about the future of our brand.”

Fourth Quarter Details

Current year fourth quarter Direct segment revenues increased 5.2%, to $108.7 million from $103.3 million in the prior year. Fourth quarter year-over-year net revenues in the Company’s stores grew 14.5%. This growth reflected the opening of 19 full-price and four outlet stores during the past 12 months and was partially offset by a comparable-store sales decline of 10.2%. E-commerce revenues decreased 7.2% compared to the prior year. The decreases in comparable store and e-commerce sales were due to year-over-year declines in traffic, a lower average transaction size, and underperformance of the product offering. Severe winter weather also negatively affected store traffic during the quarter.

Indirect segment revenues decreased 17.5% to $48.9 million from $59.2 million in the prior year, primarily due to lower orders from the Company’s specialty retail accounts combined with closing approximately 400 wholesale accounts during the year.

Gross profit for the quarter totaled $83.3 million, or 52.9% of net revenues, compared to $94.1 million, or 57.9% of net revenues, in the prior year fourth quarter. The aforementioned inventory write-down negatively affected the current year fourth quarter gross margin rate by approximately 300 basis points. In addition, the gross margin rate was negatively affected by increased year-over-year promotional activity as well as an increase in the sales mix of lower-margin product.

SG&A expense totaled $53.6 million, or 34.0% of net revenues, in the current year fourth quarter, compared to $55.8 million, or 34.3% of net revenues, in the prior year fourth quarter. SG&A expenses declined primarily as a result of tight expense management, as well as reductions in variable compensation expense associated with the Company’s financial performance.

Operating income totaled $30.8 million, or 19.6% of net revenues, in the current year fourth quarter, compared to operating income of $40.0 million, or 24.6% of net revenues, in the prior year fourth quarter.

The effective tax rate was 36.7% for the quarter, compared to 36.9% in the same period last year.

Fiscal Year 2014 Details

For fiscal 2014, Direct segment revenues increased 11.5% to $326.2 million from $292.6 million in fiscal 2013. Year-over-year net revenues in the Company’s stores grew 21.0%. This growth reflected the opening of 19 full-price and four outlet stores during the past 12 months and was partially offset by a comparable-store sales decline of 5.7%. E-commerce revenues decreased 0.3% compared to the prior year. The decreases in comparable store and e-commerce sales were due to year-over-year declines in traffic, a lower average transaction size, and underperformance of the product offering.

For fiscal 2014, Indirect segment revenues decreased 15.6%, to $209.8 million from $248.6 million in fiscal 2013, primarily due to lower orders from the Company’s specialty retail accounts combined with closing approximately 400 wholesale accounts during the year.

Fiscal 2014 gross profit totaled $295.4 million, or 55.1% of net revenues, compared to $308.3 million, or 57.0% of net revenues, in fiscal 2013. The aforementioned inventory write-down negatively affected the current fiscal year gross margin rate by approximately 90 basis points. In addition, the gross margin rate was negatively affected by increased year-over-year promotional activity as well as an increase in the sales mix of lower-margin product.

Fiscal 2014 SG&A expense totaled $206.0 million, or 38.4% of net revenues, compared to $204.4 million, or 37.8% of net revenues, in fiscal 2013. The increase in SG&A expenses as a percent of net revenues was primarily due to fixed expenses being spread over lower revenues in the Indirect segment, the deleveraging of store operating expenses, and the impact of increased employee-related expenses from headcount additions in the first half of fiscal 2014, partially offset by reductions in variable compensation expense associated with the Company’s financial performance.

Fiscal 2014 operating income totaled $94.3 million, or 17.6% of net revenues, compared to operating income of $110.1 million, or 20.4% of net revenues, in fiscal 2013.

The effective tax rate was 37.3% for fiscal 2014, compared to 37.1% for fiscal 2013.

Cash flow from operations for fiscal 2014 totaled $87.9 million, compared to $51.5 million for fiscal 2013. The improvement was driven primarily by slower growth in inventory levels.

Cash and cash equivalents as of February 1, 2014 totaled $59.2 million, and there was no interest-bearing debt outstanding. Inventory was $136.9 million, lower than the guidance of approximately $160.0 million, primarily due to the timing of inventory receipts, higher than expected fourth quarter sales, and the previously mentioned inventory write-down. Net capital spending for fiscal 2014 totaled $22.9 million.

Outlook

For the first quarter of fiscal year ending January 31, 2015 (“fiscal 2015”), the Company expects net revenues to be in the range of $116 million to $120 million. The gross margin rate for the first quarter of fiscal 2015 is expected to range from 52.0% to 52.6%. SG&A as a percent of sales is expected to range from 46.0% to 46.6% for the first quarter. The Company expects diluted earnings per share to be in the range of $0.11 to $0.13 in the first quarter of fiscal 2015, based on diluted weighted-average shares outstanding of 40.7 million and an effective tax rate of 40.0%.

The Company expects inventory to be approximately $128 million to $133 million at the end of the first quarter of fiscal 2015.

For fiscal 2015, the Company expects net revenues to be in the range of $545 to $565 million. The gross margin rate for fiscal 2015 is expected to range from 53.0% to 54.0%. SG&A as a percent of sales is expected to range from 39.5% to 40.5% for fiscal 2015. The Company expects diluted earnings per share to be in the range of $1.20 to $1.30 for fiscal 2015, based on diluted weighted-average shares outstanding of 40.7 million and an effective tax rate of 38.4%.

The Company expects net capital spending of approximately $40 million in fiscal 2015.

Call Information

A conference call to discuss fiscal 2014 fourth quarter and year-end results is scheduled for today, March 19, 2014, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (888) 339-3482, and enter the access code 1186685. A replay of the call will be available shortly after the conclusion of the call and remain available through April 2, 2014. To access the recording, listeners should dial (877) 870-5176, and enter the access code 1186685.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of engagement with fans. The Company generates net revenues by selling products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-price and outlet stores in the United States; department store locations in Japan; its websites, verabradley.com and verabradley.co.jp; and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 3,100 specialty retailers, substantially all of which are located in the United States, as well as select department stores, national accounts, and third party e-commerce sites.

The Company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer.

For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 2, 2013. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)
Mediacontact@verabradley.com

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)

	February 1, 2014	February 2, 2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$59,215	$9,603
Accounts receivable, net	27,718	34,811
Inventories	136,923	131,562
Prepaid expenses and other current assets	9,952	11,016
Deferred income taxes	13,094	11,348
Total current assets	246,902	198,340
Property, plant, and equipment, net	84,940	77,211
Other assets	1,085	1,768
Total assets	$332,927	$277,319
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$27,745	$14,853
Accrued employment costs	10,586	14,162
Other accrued liabilities	20,403	16,532
Income taxes payable	1,625	7,094
Current portion of long-term debt	—	58
Total current liabilities	60,359	52,699
Long-term debt	—	15,037
Deferred income taxes	4,643	6,078
Other long-term liabilities	12,778	9,250
Total liabilities	77,780	83,064
Commitments and contingencies
Shareholders’ equity:
Additional paid-in capital	78,153	75,675
Retained earnings	178,002	119,190
Accumulated other comprehensive loss	(1,008)	(610)
Total shareholders’ equity	255,147	194,255
Total liabilities and shareholders’ equity	$332,927	$277,319

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Thirteen Weeks Ended February 1, 2014	Fourteen Weeks Ended February 2, 2013	Fifty-Two Weeks Ended February 1, 2014	Fifty-Three Weeks Ended February 2, 2013
	(unaudited)		(unaudited)
Net revenues	$ 157,522	$ 162,564	$ 536,021	$ 541,148
Cost of sales	74,262	68,425	240,589	232,867
Gross profit	83,260	94,139	295,432	308,281
Selling, general, and administrative expenses	53,623	55,790	205,957	204,412
Other income	1,168	1,617	4,776	6,277
Operating income	30,805	39,966	94,251	110,146
Interest expense, net	101	163	382	679
Income before income taxes	30,704	39,803	93,869	109,467
Income tax expense	11,258	14,674	35,057	40,597
Net income	$ 19,446	$ 25,129	$ 58,812	$ 68,870

Basic weighted-average shares outstanding	40,606	40,563	40,599	40,536
Diluted weighted-average shares outstanding	40,694	40,595	40,648	40,571
Basic net income per share	$ 0.48	$ 0.62	$ 1.45	$ 1.70
Diluted net income per share	0.48	0.62	1.45	1.70

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Fiscal Year Ended
	February 1, 2014	February 2, 2013
Cash flows from operating activities	(unaudited)
Net income	$58,812	$68,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, and equipment	15,104	10,834
(Recovery of) Provision for doubtful accounts	(153)	541
Loss on disposal of property, plant, and equipment	29	37
Stock-based compensation	2,950	2,763
Deferred income taxes	(3,241)	(1,405)
Changes in assets and liabilities:
Accounts receivable	7,246	2,745
Inventories	(5,682)	(25,088)
Other assets	1,747	(3,579)
Accounts payable	12,892	(12,423)
Income taxes payable	(5,469)	5,389
Accrued and other liabilities	3,629	2,808
Net cash provided by operating activities	87,864	51,492
Cash flows from investing activities
Purchases of property, plant, and equipment	(22,862)	(35,893)
Net cash used in investing activities	(22,862)	(35,893)
Cash flows from financing activities
Payments on financial-institution debt	(45,000)	(106,000)
Borrowings on financial-institution debt	30,000	96,000
Shares surrendered for tax withholding	(412)	(738)
Other financing activities, net	99	(89)
Net cash used in financing activities	(15,313)	(10,827)
Effect of exchange rate changes on cash and cash equivalents	(77)	(91)
Increase (decrease) in cash and cash equivalents	49,612	4,681
Cash and cash equivalents, beginning of period	9,603	4,922
Cash and cash equivalents, end of period	$59,215	$9,603
Supplemental disclosure of cash-flow information
Income taxes paid	$42,287	$36,743
Interest paid	$161	$797